Exhibit 99.1

4 Parkway North, Suite 400
Deerfield, IL 60015

Contact:	Dan Swenson, Treasurer
847-405-2515 - dswenson@cfindustries.com

CF Industries Holdings, Inc. Reports First Quarter
Net Earnings of $231 Million and EBITDA of $486 Million

Favorable Order Book Along With Extensive Production and Distribution System
Drive Strong Results

DEERFIELD, IL—May 6, 2015—CF Industries Holdings, Inc. (NYSE: CF), a global leader in nitrogen fertilizer manufacturing and distribution, today announced results for its fiscal first quarter ended March 31, 2015.

First Quarter Highlights

▪	Strong operating results evidenced by record best safety incident rate and 99% ammonia capacity utilization.

▪	EBITDA(1) of $486 million.

▪	Net earnings of $231 million or $4.79 per diluted share.

▪	Repurchased 812,000 shares during quarter, plus 493,000 shares subsequent to quarter end, resulting in 47.1 million shares outstanding.

▪	Increased revolving credit facility from $1.0 billion to $1.5 billion.

▪	Continued progress on the capacity expansion projects, with start-up of first operating unit, Donaldsonville urea, expected in third quarter of 2015.
_______________________________________________________________________________

(1)	Earnings Before Interest, Taxes, Depreciation and Amortization. See reconciliation of EBITDA in the table accompanying this release.

Overview of Results

CF Industries Holdings, Inc. today reported first quarter 2015 EBITDA of $486.1 million and net earnings attributable to common stockholders of $230.6 million, or $4.79 per diluted share. These results compare to first quarter 2014 EBITDA of $1.3 billion, which includes $747.1 million for the pre-tax gain on phosphate sale, and net earnings attributable to common stockholders of $708.5 million, or $12.90 per diluted share, which includes $461.0 million, or $8.39 per diluted share, for the after-tax gain on the sale of phosphate. Nitrogen product segments(2) net sales in the first quarter of 2015 were $953.6 million compared to $987.5 million in the same period last year. Total company net sales in the prior year are not comparable given the sale of the phosphate business in March 2014.
_______________________________________________________________________________

(2)	The company’s nitrogen product segments consist of the ammonia, granular urea, UAN and the other segment as described in this release.

“With a cost-advantaged asset base, effective management of our order book and strong operating performance, we were able to generate nearly $500 million of EBITDA during a period marked by delayed nitrogen demand due to cold, wet weather and declining global nitrogen prices,” said Tony Will, president and chief executive officer, CF Industries Holdings, Inc. "Our performance this first quarter again demonstrates the reliable, sustainable nature of the cash generation capability of CF Industries."

Certain items impacting the company's pre-tax income and after-tax earnings per diluted share for the first quarter of 2015 and 2014 are highlighted below:

	Three months ended March 31, 2015		Three months ended March 31, 2014
	Pre-tax Impact	After-tax EPS Impact	Pre-tax Impact	After-tax EPS Impact
	(in millions, except per share amounts)
Loss/(gain) on mark-to-market - natural gas	$(28.7)	$(0.38)	$22.6	$0.26
Loss/(gain) on foreign currency derivatives	23.2	0.30	(0.9)	(0.01)
Expansion project expenses	9.1	0.12	8.1	0.09
Gain on sale of phosphate business	—	—	(747.1)	(8.39)
Loss/expense/(gain/income) sub-total	$3.6	$0.04	$(717.3)	$(8.05)

CF Industries had a three percent year over year decrease in revenues from the sales of nitrogen products during the first quarter primarily driven by a decrease in overall sales volume. EBITDA and net earnings in 2014 benefited from a gain on the sale of the phosphate business, which was partially offset by a mark-to-market loss on natural gas hedges and expansion project expenses. EBITDA and net earnings in 2015 were negatively impacted by losses on foreign currency derivatives and expansion project expenses, which were largely offset by mark-to-market gains on natural gas derivatives.

Industry Conditions

The nitrogen fertilizer industry in North America entered 2015 with distributors, wholesalers and retailers interested in making sure they had adequate inventories and orders in place for delivery in time for expected strong spring demand. As downstream inventory built, prolonged cold and wet weather prevented application, so purchasing activity slowed as buyers waited for farm-level demand to emerge. With weakening currencies, particularly in Latin American countries, contributing to a delay in purchasing in those regions, North America emerged as an attractive export destination for off-shore producers. On the positive side, a large number of corn acres are expected to be planted and there was significant deferral of ammonia application activity from the fall of 2014 into 2015. Consequently, North America is expected to need a large amount of nitrogen this spring.

Ammonia had stronger pricing in North America in the first quarter of 2015 compared to the first quarter of 2014, as shown by an average Cornbelt ammonia price of $606 per ton in 2015 compared to $517 per ton in 2014. This increase was due to tighter producer inventory positions coming into the year compared to the inventory overhang that existed coming into 2014. Shipment volumes were lower on a year-over-year basis, as lower inventories provided producers less incentive in 2015 to ship ammonia during the slow winter time period. Once warm weather began to arrive in the Southern Plains in March and move north, shipment volumes picked up with very strong March and April movement.

Global urea production and exported volumes increased during the first quarter of 2015, weighing on global urea prices during the quarter. Although the decline in world-wide oil prices has caused some changes to the global urea cost curve, it has not had a significant impact on marginal producer costs.  Chinese anthracite-based manufacturers continued to be the marginal urea producers, and the domestic coal price they face is supported by import tariffs.  Chinese urea exports were 4.4 million metric tons during the first quarter of 2015 compared to 2.0 million metric tons during the first quarter of 2014, with the increase largely explained by a lower urea export tariff and slightly lower production and shipping costs.  A higher level of global exports, and purchasing delays in Latin America due to currency volatility, resulted in higher export shipments into North America.  As a result of the higher imports, urea prices at the U.S. Gulf declined from about $340 per ton at the beginning of the quarter to about $280 at the end.

The UAN market was relatively stable throughout the quarter. A weak fall ammonia season and concerns about limited industry-wide ammonia availability in spring supported demand for UAN in North America, and resulted in prices that were relatively unchanged compared to the prior year. With the prolonged cold and wet winter weather, shipment activity was slow to develop. However, the industry is expected to see strong demand as the application season progresses.

Outlook

CF Industries is expected to have strong second quarter performance relative to overall market conditions. The company has been delivering against an order book that was built in the fourth quarter of 2014 and early in the first quarter of 2015 when market and forward pricing conditions compared favorably to spot prices at the end of the first quarter. Overall nitrogen demand is anticipated to be robust during 2015 because of estimated corn planting in excess of 89 million acres and growing industrial demand, especially for nitrogen products used in emissions abatement.

The company has a robust set of orders for ammonia delivery during the second quarter and expects strong ammonia demand, but is likely to have first half 2015 ammonia shipments slightly lower than the record first half of 2014 due to lower ammonia inventory on hand at the beginning of 2015 compared to 2014. Favorable pricing conditions are being supported by limited producer inventories and strong ammonia demand as warm weather progresses north through the Cornbelt.

North America has received a greater than average volume of urea imports during 2015, 32 percent above the five-year average through March. This volume of imports will likely constrain significant upward price movement through the first half of the year. However, with orders that were booked earlier in the year, along with in-market production, particularly in Western Canada, CF Industries should be positioned for favorable average price realizations compared to industry quoted U.S. Gulf prices.

North American UAN demand is expected to be strong due to the need to make up nitrogen application missed due to cold and wet fall and spring seasons. However, a high level of UAN imports and low urea prices are expected to place downward pressure on UAN prices.

North American natural gas continues to provide a cost advantage in comparison to other feedstocks, further supporting CF Industries' near and long-term cash generation prospects. Cold temperatures this winter rivaled last year's and drove natural gas demand that depleted winter-end storage levels to a deficit of 200 BCF compared to the five-year average. However, total gas production in the lower-48 states grew by 9 percent in the first quarter of 2015 compared to 2014. This has pressured NYMEX futures prices below $3.00 per MMBtu through October and below $4.00 per MMBtu through calendar 2022. Natural gas industry projections indicate gas supply should continue to grow throughout 2015, but at a slower rate.

CF Industries put in place collars with strike prices of $2.30 for the floor and $3.20 for the ceiling for an average of 4.2 million MMBtus per month for April through December (roughly 20 percent of the company's gas requirements), and swaps with an average strike price of $2.86 for an average of 6.5 million MMBtus per month for April through December (roughly 30 percent of the company's gas needs). The company remains approximately 50 percent un-hedged for the rest of 2015.

The company has also chosen to hedge a portion of its 2016 natural gas needs. The company has entered into swaps with an average strike price of $3.04 for 4.0 million MMBtus per month for January through October, 2016 (approximately 16 percent of the company's gas requirements).

Update on Capacity Expansion Projects

The company's capacity expansion projects continue to progress toward their targeted start-up dates. The Donaldsonville, Louisiana urea plant is expected to start up in the third quarter of 2015. Structural steel erection in the urea plant is essentially complete, and over 70 percent of the piping has been installed. The UAN plant at Donaldsonville continues to be scheduled for a fourth quarter 2015 start-up. A vast majority of the structural steel in the UAN plant has been erected and pipe installation is well underway. Work on the ammonia plant at Donaldsonville and the ammonia and urea plants at Port Neal, Iowa continue to be on schedule for start-up in 2016. The projects are progressing in-line with the forecast estimate of $4.2 billion plus or minus a few percentage points.

Once completed, the expansion projects will increase CF Industries' nitrogen capacity by over 25 percent. As a result of the expansion, the company's nitrogen nutrient capacity per share will increase from roughly 143 tons per thousand shares today to approximately 180 tons per thousand shares by the end of 2016, with further growth potential based on possible future share repurchases.

"Our capacity expansion projects are expected to increase materially our nitrogen production and cash generation capacity as they are completed. With ample liquidity to complete the projects, an existing set of distribution assets to take the additional production to market, and one of the best teams in the industry, we are in a great position to create meaningful shareholder value from these high return investments," stated Mr. Will.

For the full year 2015, the company expects total capital expenditures in the range of $2.0 billion to $2.5 billion. This consists of between $1.5 billion and $2.0 billion for the capacity expansion projects and approximately $500 million of sustaining and other capital expenditures.

Consolidated Results

	Three months ended March 31,
	2015	2014
	(in millions, except as noted)
Net sales	$953.6	$1,132.6
Cost of sales	537.8	689.8
Gross margin	$415.8	$442.8

Gross margin percentage	43.6%	39.1%

EBITDA	$486.1	$1,259.7

Net earnings attributable to common stockholders	$230.6	$708.5

Diluted earnings per share	$4.79	$12.90

Tons of product sold (000s):
Nitrogen product segments	2,912	3,018
Phosphate segment	—	428
Total tons of product sold	2,912	3,446

Cost of natural gas:
Purchased natural gas costs (per MMBtu)(1)	$2.96	$5.24
Realized derivatives loss (gain) (per MMBtu)(2)	0.52	(0.90)
Cost of natural gas (per MMBtu)	$3.48	$4.34

Average daily market price of natural gas
Henry Hub (per MMBtu)	$2.87	$5.05

Capital expenditures	$444.8	$392.4

Production volume by product tons (000s):
Ammonia(3)	1,817	1,800
Granular urea	625	546
UAN (32%)	1,430	1,549
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(1)	Includes the cost of natural gas purchased during the period for use in production.

(2)	Includes the realized gains and losses on natural gas derivatives settled during the period. Excludes unrealized mark-to-market gains and losses on natural gas derivatives.

(3)	Gross ammonia production including amounts subsequently upgraded on-site into urea and/or UAN.

CF Industries recognized revenue from the phosphate business as recently as the second quarter of 2014 due to sales of phosphate inventory that remained in its distribution system after the sale of the phosphate business to The Mosaic Company ("Mosaic") in the first quarter of 2014. Because of the sale of the phosphate business, the phosphate segment ceased to have reported results after the second quarter of 2014. The phosphate segment will continue to be shown only until there are no prior year results from this segment.

Comparison of 2015 to 2014 First Quarter periods:

•
Net sales for the nitrogen product segments decreased primarily due to decreased sales volumes in ammonia and UAN and lower average prices in the granular urea, UAN and other segments. These were partially offset by a higher average price for ammonia, and an increase in granular urea sales volumes.

•
EBITDA declined due to the gain on the sale of phosphate in 2014, lower revenue compared to the prior year, a realized loss of $33 million on natural gas derivatives in 2015 compared to a realized gain of $56 million in 2014, and losses on foreign currency derivatives in 2015 compared to gains on foreign currency derivatives in 2014. These were largely offset by unrealized gains on natural gas derivatives in 2015 compared to unrealized losses on natural gas derivatives in 2014.

Segment Results

Ammonia Segment

CF Industries’ ammonia segment produces anhydrous ammonia (ammonia), which is the company’s most concentrated nitrogen fertilizer, containing 82 percent nitrogen. The results of the ammonia segment consist of sales of ammonia to external customers. In addition, ammonia is the “basic” nitrogen product that the company upgrades into other nitrogen fertilizers such as urea and UAN solution.

	Three months ended March 31,
	2015	2014
	(in millions, except as noted)
Net sales	$287.7	$272.4
Cost of sales	167.8	148.1
Gross margin	$119.9	$124.3

Gross margin percentage(1)	41.7%	45.6%

Sales volume by product tons (000s)	531	577
Sales volume by nutrient tons (000s)(2)	435	473

Average selling price per product ton	$542	$472
Average selling price per nutrient ton(2)	661	576

Gross margin per product ton	$226	$215
Gross margin per nutrient ton(2)	276	263

Depreciation and amortization	$22.5	$19.2
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(1)	Includes impact of tons purchased and resold at market-based prices as described below.

(2)	Nutrient tons represent the tons of nitrogen within the product tons.

Comparison of 2015 to 2014 First Quarter periods:

•	Ammonia sales volume decreased in the first quarter of 2015 as the company chose to build inventory for the spring application season, which was partially offset by sales to Mosaic.

•
Average selling prices increased in the first quarter of 2015 compared to 2014 due primarily to an overall tighter North American inventory position and favorably priced forward contracts entered into during the fall of 2014.

•
Ammonia cost of sales increased in 2015 from 2014 primarily due to a realized loss on natural gas derivatives in 2015 compared to a realized gain in 2014, and the inclusion of a full quarter of ammonia purchased from the company's Trinidad joint venture for resale to Mosaic, as described below. These were partially offset by an unrealized gain on natural gas derivatives in 2015 compared to an unrealized loss in 2014. Natural gas costs for ammonia that was sold in the first quarter of 2015 were incurred in earlier periods when natural gas costs were higher than natural gas market prices during the quarter.

•
Ammonia cost of sales, volume, average selling price and gross margin percentage were all impacted by the full quarter of ammonia sales to Mosaic, compared to only a partial quarter in the prior year period. Prior to the March 17, 2014, sale of the phosphate business, Point Lisas Nitrogen Limited ("PLNL") sold ammonia to CF Industries for use in the phosphate business and the cost was included in production costs of the phosphate segment. Subsequent to the sale of the phosphate business, CF Industries now sells the PLNL-sourced ammonia to Mosaic. The revenue from these sales to Mosaic and costs to purchase the ammonia from PLNL are now included in the ammonia segment. This ammonia is purchased from PLNL at market prices, and resold to Mosaic at similar prices, having the effect of reducing the company’s ammonia segment gross margin percentage. The company continues to recognize its share of the profit from the production of the associated ammonia within the “Equity in earnings of operating affiliates” (i.e. PLNL) line on the consolidated statements of operations.

Granular Urea Segment

CF Industries’ granular urea segment produces granular urea, which contains 46 percent nitrogen. Produced from ammonia and carbon dioxide, it has the highest nitrogen content of any of the company’s solid nitrogen fertilizers.

	Three months ended March 31,
	2015	2014
	(in millions, except as noted)
Net sales	$212.2	$216.2
Cost of sales	100.1	114.5
Gross margin	$112.1	$101.7

Gross margin percentage	52.8%	47.0%

Sales volume by product tons (000s)	616	578
Sales volume by nutrient tons (000s)(1)	283	266

Average selling price per product ton	$344	$374
Average selling price per nutrient ton(1)	750	813

Gross margin per product ton	$182	$176
Gross margin per nutrient ton(1)	396	382

Depreciation and amortization	$10.2	$7.9
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(1)	Nutrient tons represent the tons of nitrogen within the product tons.

Comparison of 2015 to 2014 First Quarter periods:

•	Granular urea sales volume increased as the company chose to sell into attractive North American spot market conditions while customers were restocking inventory levels.

•	Granular urea average price per ton decreased due to an abundance of global supply, primarily from China.

•	Granular urea cost of sales decreased due primarily to lower natural gas costs and an unrealized gain on natural gas derivatives in 2015 compared to an unrealized loss in 2014.

UAN Segment

CF Industries’ UAN segment produces urea ammonium nitrate solution (UAN). UAN is a liquid fertilizer product with nitrogen content that typically ranges from 28 percent to 32 percent and is produced by combining urea and ammonium nitrate in solution.

	Three months ended March 31,
	2015	2014
	(in millions, except as noted)
Net sales	$355.7	$399.9
Cost of sales	197.0	217.8
Gross margin	$158.7	$182.1

Gross margin percentage	44.6%	45.5%

Sales volume by product tons (000s)	1,317	1,451
Sales volume by nutrient tons (000s)(1)	414	456

Average selling price per product ton	$270	$276
Average selling price per nutrient ton(1)	859	877

Gross margin per product ton	$121	$125
Gross margin per nutrient ton(1)	383	399

Depreciation and amortization	$50.6	$51.8
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(1)	Nutrient tons represent the tons of nitrogen within the product tons.

Comparison of 2015 to 2014 First Quarter periods:

•	UAN sales volume decreased as the company had fewer attractive sales opportunities where product was available and chose to build inventory in anticipation of the spring application season.

•
UAN cost of sales decreased due to lower volume and unrealized gains on natural gas derivatives in 2015 compared to unrealized losses in 2014. These were partially offset by other manufacturing costs including costs associated with the planned turnaround at the company's Verdigris, Oklahoma nitrogen complex.

Other Segment

CF Industries’ other segment includes ammonium nitrate (AN), diesel exhaust fluid (DEF) and urea liquor. AN is a granular, nitrogen-based product with a nitrogen content of 34 percent. DEF is an aqueous urea solution made with 32.5 percent high-purity urea and 67.5 percent deionized water. Urea liquor is a liquid product that the company sells as a chemical intermediate in concentrations of 40 percent, 50 percent and 70 percent urea.

	Three months ended March 31,
	2015	2014
	(in millions, except as noted)
Net sales	$98.0	$99.0
Cost of sales	72.9	72.8
Gross margin	$25.1	$26.2

Gross margin percentage	25.6%	26.5%

Sales volume by product tons (000s)	448	412
Sales volume by nutrient tons (000s)(1)	120	113

Average selling price per product ton	$219	$240
Average selling price per nutrient ton(1)	817	876

Gross margin per product ton	$56	$64
Gross margin per nutrient ton(1)	209	232

Depreciation and amortization	$22.5	$15.7
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(1)	Nutrient tons represent the tons of nitrogen within the product tons.

Comparison of 2015 to 2014 First Quarter periods:

•	Other segment volume was higher due to increased DEF sales and strong industrial AN sales.

•	Other segment average selling price decreased due to a shift in product mix to lower-priced industrial AN from agricultural AN in association with weather related delays in agricultural shipments.

•	Other segment cost of sales was relatively unchanged.

Environmental, Health & Safety Performance

As of March 31, 2015, CF Industries’ 12-month rolling average recordable incidence rate reached a new all-time low of 1.1 incidents per 200,000 work-hours, compared to the most recently available 3-year average of 2.8 for the company’s broad set of peer chemical companies.

“The safety of our employees, contractors and the communities in which we do business is of utmost importance to us,” said Mr. Will. “It is why a focus on safety and the environment are paramount in our operating culture.”

Balance Sheet and Cash Flow Items

As of March 31, 2015, CF Industries had total liquidity of $3.3 billion including its undrawn revolving credit facility, which was increased from $1.0 billion to $1.5 billion during the quarter. Total long-term debt was $4.6 billion.

Total cash capital expenditures during the quarter were $444.8 million. Of this, $318.2 million related to the capacity expansion projects, bringing project announcement to date cash expenditures to $2.1 billion. In addition to the year-to-date cash expenditures, the company has accrued payables related to the expansion projects of $348.3 million. Capital expenditures during the first quarter for sustaining items totaled approximately $126.6 million.

During the first quarter, the company repurchased 812,000 shares for approximately $236.6 million. Subsequent to the quarter, the company repurchased about 493,000 shares for $140.6 million, bringing the company's shares outstanding down to 47.1 million as of April 30, 2015, representing the lowest share count ever for the company. As a result of the share repurchases, and high-return investments in production growth, the company's nitrogen capacity per thousand shares has increased by 170 percent, from 53 tons prior to the acquisition of Terra Industries to about 143 tons today. As of April 30, 2015, the company had $250 million remaining authorization under its current share repurchase program.

Dividend Payment

On April 29, 2015, CF Industries’ Board of Directors declared a quarterly dividend of $1.50 per common share. The dividend will be paid on May 29, 2015, to stockholders of record as of May 15, 2015.

Conference Call

CF Industries will hold a conference call to discuss these first quarter and year-to-date results at 9:00 a.m. ET on Thursday, May 7, 2015. Investors can access the call and find dial-in information on the Investor Relations section of the company’s website at www.cfindustries.com.

Proposed Internal Revenue Service Regulation Impacting Master Limited Partnerships

On May 6, 2015, the Internal Revenue Service (“IRS”) issued proposed regulations on the types of income and activities which constitute qualified income of a Master Limited Partnership (“MLP”). The proposed regulations would have the effect of limiting the types of income and activities which qualify under the MLP rules, subject to certain transition provisions. The IRS proposal specifically highlights companies that perform chemical processing and transformation activities as one of the focuses of the proposed changes, but the proposed regulations do not contain specific proposals regarding fertilizer related activities. The proposed regulations reserve on the provisions relating to fertilizer activities.

CF Industries Holdings, Inc. holds a 75.3% interest in Terra Nitrogen Company, L.P. (Terra Nitrogen), a publicly traded master limited partnership, which owns a fertilizer manufacturing complex in Verdigris, Oklahoma. Currently, no federal income taxes are paid by Terra Nitrogen due to its master limited partnership status. Any change in the tax treatment of qualified income of fertilizer related activities could have a material impact on the taxation of Terra Nitrogen and could have a material adverse impact on unit holder distributions for unit holders who would not be entitled to a dividends received deduction or other similar offsetting deduction. If Terra Nitrogen were taxed as a corporation, under current law, due to its current ownership interest, CF Industries Holdings, Inc. would qualify for a partial dividends received deduction on the dividends received from Terra Nitrogen. Therefore, the company would not expect this proposed change to have a material impact on the financial condition or results of operations of CF Industries Holdings, Inc. The company will continue to monitor the IRS regulatory activities.

About CF Industries Holdings, Inc.

CF Industries Holdings, Inc., headquartered in Deerfield, Illinois, through its subsidiaries is a global leader in the manufacturing and distribution of nitrogen products, serving both agricultural and industrial customers. CF Industries operates world-class nitrogen manufacturing complexes in the central United States and Canada, and distributes plant nutrients through a system of terminals, warehouses, and associated transportation equipment located primarily in the midwestern United States. The company also owns 50 percent interests in GrowHow UK Limited, a plant nutrient manufacturer in the United Kingdom; an ammonia facility in The Republic of Trinidad and Tobago; and KEYTRADE AG, a global plant nutrient trading organization headquartered near Zurich, Switzerland. CF Industries routinely posts investor announcements and additional information on the company’s website at www.cfindustries.com and encourages those interested in the company to check there frequently.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that EBITDA, a non-GAAP financial measure, provides additional meaningful information regarding the company's performance and financial strength. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, EBITDA included in this release may not be comparable to similarly titled measures of other companies. Reconciliations of EBITDA to GAAP are provided in the tables accompanying this release under “CF Industries Holdings, Inc.-Selected Financial Information-Non-GAAP Disclosure Items.”

Safe Harbor Statement

All statements in this communication, other than those relating to historical facts, are “forward-looking statements.” These forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. These statements include, but are not limited to, statements about future strategic plans; and statements about future financial and operating results. Important factors that could cause actual results to differ materially from our expectations include, among others: the volatility of natural gas prices in North America; the cyclical nature of our business and the agricultural sector; the global commodity nature of our fertilizer products, the impact of global supply and demand on our selling prices, and the intense global competition from other fertilizer producers; conditions in the U.S. agricultural industry; difficulties in securing the supply and delivery of raw materials, increases in their costs or delays or interruptions in their delivery; reliance on third party providers of transportation services and equipment; the significant risks and hazards involved in producing and handling our products against which we may not be fully insured; risks associated with cyber security; weather conditions; our ability to complete our production capacity expansion projects on schedule as planned and on budget or at all; risks associated with other expansions of our business, including unanticipated adverse consequences and the significant resources that could be required; potential liabilities and expenditures related to environmental and health and safety laws and regulations; our potential inability to obtain or maintain required permits and governmental approvals or to meet financial assurance requirements from governmental authorities; future regulatory restrictions and requirements related to greenhouse gas emissions; the seasonality of the fertilizer business; the impact of changing market conditions on our forward sales programs; risks involving derivatives and the effectiveness of our risk measurement and hedging activities; our reliance on a limited number of key facilities; risks associated with joint ventures; acts of terrorism and regulations to combat terrorism; risks associated with international operations; losses on our investments in securities; deterioration of global market and economic conditions; and our ability to manage our indebtedness. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, including our most recent periodic reports filed on Form 10-K and Form 10-Q, which are available in the Investor Relations section of the CF Industries website. Forward-looking statements are given only as of the date of this release and we disclaim any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
RESULTS OF OPERATIONS
(unaudited)

	Three months ended March 31,
	2015	2014
	(in millions, except per share amounts)
Net sales	$953.6	$1,132.6
Cost of sales	537.8	689.8
Gross margin	415.8	442.8
Selling, general and administrative expenses	40.1	41.7
Other operating—net	18.2	(5.8)
Total other operating costs and expenses	58.3	35.9
Gain on sale of phosphate business	—	747.1
Equity in earnings of operating affiliates	9.7	15.8
Operating earnings	367.2	1,169.8
Interest expense	33.9	40.0
Interest income	(0.4)	(0.2)
Other non-operating—net	—	(0.1)
Earnings before income taxes and equity in earnings of non-operating affiliates	333.7	1,130.1
Income tax provision	112.7	413.2
Equity in earnings of non-operating affiliates—net of taxes	14.9	3.5
Net earnings	235.9	720.4
Less: Net earnings attributable to noncontrolling interest	5.3	11.9
Net earnings attributable to common stockholders	$230.6	$708.5

Net earnings per share attributable to common stockholders:
Basic	$4.81	$12.94
Diluted	$4.79	$12.90

Weighted-average common shares outstanding:
Basic	47.9	54.8
Diluted	48.1	54.9

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	(unaudited)
	March 31, 2015	December 31, 2014
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$1,778.8	$1,996.6
Restricted cash	63.3	86.1
Accounts receivable—net	167.1	191.5
Inventories	267.7	202.9
Deferred income taxes	55.1	84.0
Prepaid income taxes	27.7	34.8
Other current assets	20.0	18.6
Total current assets	2,379.7	2,614.5
Property, plant and equipment—net	5,925.0	5,525.8
Investments in and advances to affiliates	853.5	861.5
Goodwill	2,090.4	2,092.8
Other assets	236.7	243.6
Total assets	$11,485.3	$11,338.2

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$693.2	$589.9
Income taxes payable	79.4	16.0
Customer advances	495.2	325.4
Other current liabilities	43.5	48.4
Total current liabilities	1,311.3	979.7
Long-term debt	4,592.5	4,592.5
Deferred income taxes	783.0	818.6
Other noncurrent liabilities	380.0	374.9
Equity:
Stockholders' equity	4,061.9	4,209.7
Noncontrolling interest	356.6	362.8
Total equity	4,418.5	4,572.5
Total liabilities and equity	$11,485.3	$11,338.2

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
STATEMENTS OF CASH FLOWS
(unaudited)

	Three months ended March 31,
	2015	2014
	(in millions)
Operating Activities:
Net earnings	$235.9	$720.4
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	115.4	105.3
Deferred income taxes	0.3	17.1
Stock-based compensation expense	3.9	3.8
Excess tax benefit from stock-based compensation	(1.5)	(4.5)
Unrealized (gain) loss on derivatives	(10.6)	21.9
Gain on sale of phosphate business	—	(747.1)
Loss on disposal of property, plant and equipment	5.5	0.1
Undistributed earnings of affiliates—net of taxes	(18.4)	(11.4)
Changes in:
Accounts receivable—net	24.1	32.2
Inventories	(68.0)	(112.3)
Accrued and prepaid income taxes	83.6	279.9
Accounts payable and accrued expenses	(10.6)	67.4
Customer advances	169.8	356.8
Other—net	1.5	20.4
Net cash provided by operating activities	530.9	750.0
Investing Activities:
Additions to property, plant and equipment	(444.8)	(392.4)
Proceeds from sale of property, plant and equipment	3.3	1.3
Proceeds from sale of phosphate business	—	1,353.6
Deposits to restricted cash funds	—	(505.0)
Withdrawals from restricted cash funds	22.8	5.7
Other—net	(10.9)	5.8
Net cash (used in) provided by investing activities	(429.6)	469.0
Financing Activities:
Proceeds from long-term borrowings	—	1,494.2
Financing fees	(2.0)	(15.7)
Purchases of treasury stock	(236.2)	(781.8)
Dividends paid on common stock	(71.8)	(55.2)
Distributions to noncontrolling interest	(11.5)	(9.6)
Issuances of common stock under employee stock plans	5.7	9.4
Excess tax benefit from stock-based compensation	1.5	4.5
Other—net	—	(43.0)
Net cash (used in) provided by financing activities	(314.3)	602.8
Effect of exchange rate changes on cash and cash equivalents	(4.8)	(2.4)
(Decrease) increase in cash and cash equivalents	(217.8)	1,819.4
Cash and cash equivalents at beginning of period	1,996.6	1,710.8
Cash and cash equivalents at end of period	$1,778.8	$3,530.2

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
SEGMENT DATA

Phosphate Segment

	Three months ended March 31,
	2015	2014
	(in millions, except as noted)
Net sales	$—	$145.1
Cost of sales	—	136.6
Gross margin	$—	$8.5

Gross margin percentage	—%	5.9%

Sales volume by product tons (000s)(1)	—	428

Average selling price per product ton	$—	$339

Gross margin per product ton	$—	$20
_______________________________________________________________________________
(1) Represents DAP and MAP product sales.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS

Reconciliation of net earnings to EBITDA:

EBITDA is defined as net earnings attributable to common stockholders plus interest expense (income)-net, income taxes, and depreciation and amortization. Other adjustments include the elimination of loan fee amortization that is included in both interest and amortization, and the portion of depreciation that is included in noncontrolling interest. The company has presented EBITDA because management uses the measure to track performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the fertilizer industry.

	Three months ended March 31,
	2015	2014
	(in millions)
Net earnings attributable to common stockholders	$230.6	$708.5
Interest expense (income)—net	33.5	39.8
Income taxes	112.7	413.2
Depreciation and amortization	115.4	105.3
Less: other adjustments	(6.1)	(7.1)

EBITDA	$486.1	$1,259.7

Notes:

Net earnings and EBITDA for the three months ended March 31, 2015 include a $28.7 million unrealized net mark-to-market gain on natural gas derivatives, $23.2 million loss on foreign currency derivatives and $9.1 million of expansion project expenses.

Net earnings for the three months ended March 31, 2014 includes a $461.0 million net of tax gain on the sale of the phosphate business. EBITDA for the three months ended March 31, 2014 includes a $747.1 million pre-tax gain on sale of the phosphate business.

Net earnings and EBITDA for the three months ended March 31, 2014 include a $22.6 million unrealized net mark-to-market loss on natural gas derivatives, $0.9 million gain on foreign currency derivatives and $8.1 million of expansion project expenses.